Exhibit 99.1

Analyst Contact:	Greg Slome
Sparton Corporation
Email: gslome@sparton.com
Office: (847) 762-5812

Media Contact:	Mike Osborne
Sparton Corporation
Email: mosborne@sparton.com
Office: (847) 762-5814

Investor Contact:	John Nesbett/Jennifer Belodeau
Institutional Marketing Services
Email: jnesbett@institutionalms.com
Office: (203) 972-9200
FOR IMMEDIATE RELEASE
Sparton Corporation Returns to Net Profitability with First Quarter EPS of $0.14
- Company Pays Off Revolving Credit Facility and Retires Term Debt
SCHAUMBURG, Ill.— November 16, 2009 — Sparton Corporation (NYSE: SPA) today announced results for the first quarter of fiscal 2010 ended September 30, 2009. The Company reported first quarter net income of $1.4 million, or $0.14 per share, versus a net loss of $3.4 million, or $0.34 loss per share, for the first quarter of fiscal 2009.
Consolidated results for the three months ended September 30, 2009 and 2008:

($ in 000’s, except per share)	First Quarter Results
	2009	2008

Net Sales	$48,104	$53,996
Gross Profit	7,420	2,661
Restructuring / Impairment Charges	876	279
Operating Income (Loss)	1,832	(2,853)
Net Income (Loss)	1,405	(3,362)
Earnings (Loss) per share, basic and diluted	0.14	(0.34)
Highlights for the quarter are summarized below:

•	Fiscal 2010 first quarter pre-tax profit of $1.4 million represents the first quarterly pre-tax profit since the quarter ended June 30, 2006.

•	Fiscal 2010 first quarter gross profit of $7.4 million compared to $2.7 million in fiscal 2009, despite a net sales decrease of $5.9 million.

•	Fiscal 2010 first quarter operating profit of $1.8 million compared to an operating loss of $2.9 million in the first quarter last year.

•	Generated $5.1 million cash flow from operations, paid down revolving credit facility and term debt totaling $18.9 million with existing cash, and had a cash balance of $20.7 million at September 30, 2009.

•	Medical Devices and Defense & Security Systems segments experienced increases in sales in the first quarter of fiscal 2010 of 39% and 63%, respectively.

•	Restructuring activities continued in the first quarter of fiscal 2010 resulting in charges of $0.9 million.
Sparton President and CEO Cary Wood commented, “We are very pleased with our first quarter results as they exceeded internal expectations and highlight the continued success of our turnaround planning and execution. As we have said, we anticipate a return to profitability during fiscal 2010, but expect our gross margins to fall back to previously stated targets. The first quarter results are reflective of the immediate and aggressive cost reduction and liquidity efforts that took place starting in the third quarter of fiscal 2009. We continue to be cautious and are monitoring each business segment regularly to ensure the changes implemented over the past nine months are sustainable. As evidenced by our strong cash position and reduction in debt from quarter to quarter, our cash availability remains strong and we do not currently anticipate drawing down on our $20 million line of credit in the near future. The entire Sparton team has worked extremely hard, and the efforts put forth on the key initiatives are responsible for our success.”
“Beginning this quarter, Sparton has segmented our financial reporting into three distinct business units: Medical Device (“Medical”), Electronic Manufacturing Services (“EMS”), and Defense & Security Systems (“DSS”) to provide more clarity around the operation of each business unit. We are encouraged by the year-over-year organic growth and improved margins in the Medical and DSS segments. As we continue to fix our traditional EMS business, we will focus our near term growth efforts in the Medical and DSS business segments where we are pursuing opportunities in areas of concept development, design engineering, distribution, service, and our traditional manufacturing expertise.”
First Quarter Results
Net sales for the three months ended September 30, 2009 were $48.1 million, a decrease of 11% over the prior year, reflecting the disengagement from significant customer contracts within our EMS business during the second half of fiscal 2009 and first quarter of fiscal 2010, partially offset by increased volume from the Medical and DSS business units.

The gross profit percentage for the three months ended September 30, 2009 was 15%, a significant increase from 5% for the same period last year. Gross profit in the quarter ended September 30, 2009 was favorably impacted by reduced overhead costs associated with the consolidation of manufacturing operations and by workforce reductions which took place in the second half of fiscal 2009. Additionally, gross profit was positively impacted from improved pricing, favorable product mix, favorable material costs and the effects of successful sonobuoy drop tests.
Selling and administrative expenses for the three months ended September 30, 2009 decreased $536,000, compared to the prior year, primarily due to decreased costs resulting from the closing of several production facilities. In addition, two workforce reductions in the second half of fiscal 2009 further reduced costs.
Restructuring and impairment charges were $876,000 and $279,000 for the three months ended September 30, 2009 and 2008, respectively.
Interest expense was $259,000 for the first quarter of fiscal 2010 compared to $369,000 for the first quarter of fiscal 2009. The decrease in interest expense reflects the repayment of a significant portion of the Company’s outstanding debt.
Net income of $1,405,000 ($0.14 per share, basic and diluted) was reported for the three months ended September 30, 2009, compared to a net loss of $3,362,000 ($(0.34) per share, basic and diluted) for the corresponding period of fiscal 2009.
Segment results for the three months ended September 30, 2009 and 2008:
Sales:

	2009		2008
SEGMENT	Total	% of Total	Total	% of Total	% Change

Medical	$19,556,000	41%	$14,102,000	26%	39%
EMS	19,223,000	40%	34,541,000	64%	(44%)
DSS	13,345,000	28%	8,176,000	15%	63%
Eliminations	(4,020,000)	(9%)	(2,823,000)	(5%)	42%

Totals	$48,104,000	100%	$53,996,000	100%	(11%)

Gross profit

	2009		2008
SEGMENT	Total	GP %	Total	GP %

Medical	$2,982,000	15%	$1,272,000	9%
EMS	1,018,000	5%	619,000	2%
DSS	3,420,000	26%	770,000	9%

Totals	$7,420,000	15%	$2,661,000	5%

Operating income (loss):

	2009		2008
SEGMENT	Total	% of Sales	Total	% of Sales

Medical	$1,912,000	10%	$321,000	2%
EMS	(293,000)	(2%)	(1,092,000)	(3%)
DSS	2,927,000	22%	49,000	1%
Other Unallocated	(2,714,000)	—	(2,131,000)	—

Totals	$1,832,000	4%	$(2,853,000)	(5%)

Medical Device (“Medical”)
Medical sales increased $5,454,000 or 39% from the same quarter last year. This increase in sales was primarily due to $3.7 million increased sales to one customer with several programs, as this customer expanded its overall market. A second customer contributed $2,767,000 of sales above the same period in the prior year, as they acquired product and resumed production from a developer that had been in bankruptcy.
The gross profit percentage on Medical sales increased to 15% from 9% for the three months ended September 30, 2009 and 2008, respectively, due to improved pricing on several existing products and improved margins due to favorable product mix and new product sales in fiscal 2010 which included several new higher margin contracts. Additionally, consolidation of manufacturing operations from Florida to the Ohio facility resulted in greater operating efficiencies.
Electronic Manufacturing Services (“EMS”)
EMS sales decreased from the prior year by $15,318,000 or 44%, primarily due to decreased sales to three customers, whose combined decrease totaled $12,987,000 from the prior year. Due to the inability to achieve acceptable levels of profitability, Sparton disengaged with two of these customers as of June 30, 2009 and expects to complete the disengagement from Honeywell in the second quarter of fiscal 2010. Sales to Honeywell in the three months ended September 30, 2009 were approximately $3.7 million.

The gross profit percentage on EMS sales increased to 5% from 2% for the three months ended September 30, 2009 and 2008, respectively. The improvement in gross profit was mainly attributable to reduced overhead costs associated with the plant closings and the consolidation of EMS operations. In addition, gross margin was favorably impacted by improved performance and price increases to certain customers, including Honeywell. Gross margin for the first quarter of last year was favorably impacted by $838,000 in translation adjustments related to inventory and costs of goods sold. There were no similar translation adjustments for the three months ended September 30, 2009.
Defense & Security Systems (“DSS”)
DSS sales were $5,169,000 or 63% higher than the first quarter of fiscal year 2009, due to higher U.S. Navy product volume and successful sonobuoy lot acceptance testing. Increase in Sonobuoy sales to foreign governments of $1,195,000 also contributed to the increase.
The gross profit percentage on DSS sales increased to 26% from 9% for the three months ending September 30, 2009 and 2008, respectively. Based on the successful sonobuoy drop tests, the Company adjusted its reserve for estimated cost of rework in the quarter ended September 30, 2009, resulting in an increase to gross profit of $567,000. In addition, margin was favorably impacted by increased foreign sonobuoy sales which generate increased margins due to an improved pricing structure.
Liquidity and Capital Resources
Mr. Wood stated, “Improving liquidity has been one of Sparton’s top priorities during the planning and execution of the turnaround plan. During fiscal year 2009, the Company took various actions to reduce inventory levels, accelerate collection of receivables, and negotiate performance based terms related to certain customer contracts. The result of these actions generated positive cash flow from operating activities in fiscal 2009 of $38.2 million. During the first quarter of fiscal 2010, improved operating results and continued focus on working capital management added to the gains made in the prior year, generating an additional $5.1 million in cash from operating activities during the period. This cash generation allowed us to pay off our line-of-credit balance and our term debt with National City Bank totaling $18.9 million and still end the quarter with $20.7 million of cash. On a go forward basis, we anticipate more opportunities to improve our working capital and reduce inventory levels, which have decreased from $61.6 million at September 30, 2008 to $35.5 million at September 30, 2009, a reduction of 42%.”
As of September 30, 2009, the Company had no outstanding borrowings against available funds on its $20 million bank revolving credit facility. This bank debt is subject to certain customary covenants which were met at September 30, 2009.

Outlook
“As we look to the remainder of fiscal year 2010, the Company expects to complete the execution of its turnaround strategy to achieve overall profitability. Further, the Company will continue to focus on the fiscal year 2010 key imperatives of creating and deploying a long term vision and strategy, achieving profitable growth, demonstrating best-in-class operation performance, developing and maintaining a highly competent organization, deploying an optimized IT infrastructure and continuing to effectively communicate with all stakeholders,” added Mr. Wood.
“We are pleased with the success and speed of the turnaround in the last nine months and intend to strive for continued growth and profitability for this year and many more beyond,” he concluded.
Conference Call
Sparton will host a conference call with investors and analysts on November 19, 2009 at 11:00am EST to discuss its first quarter fiscal year 2010 financial results, provide a general business update, and respond to investor questions. To participate, callers should dial (800) 757-8473. Participants should dial in at least 15 minutes prior to the start of the call. A Web presentation link is also available for the conference call: https://www.livemeeting.com/cc/gc_min_pro_usa/join?id=Z3M3WC&role=attend      Investors and financial analysts are invited to ask questions after the presentation is made. The presentation will be available on Sparton’s Web site: http://www.sparton.com in the “Investor Relations” section for up to two years after the conference call.
About Sparton Corporation
Sparton Corporation (NYSE:SPA), now in its 110th year, is a provider of complex and sophisticated electromechanical devices with capabilities that include concept development, industrial design, design and manufacturing engineering, production, distribution, and field service to technology-driven companies in the medical device, defense & security systems, and electronic manufacturing services markets. Headquartered in Schaumburg, Ill., Sparton currently has four manufacturing locations worldwide. The Company’s Web site may be accessed at http://www.sparton.com.
Safe Harbor and Fair Disclosure Statement
Certain statements described in this press release are forward-looking statements within the scope of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” and similar words or expressions. These forward-looking statements reflect Sparton’s current views with respect to future events and are based on currently available financial, economic and competitive data and its current business plans. Actual results could vary materially depending on risks and uncertainties that may affect Sparton’s operations, markets, prices and other factors. Important factors that could cause actual results to differ materially from those forward-looking statements include, but are not limited to, Sparton’s financial performance and the implementations and results of its ongoing strategic initiatives. For a more detailed discussion of these and other risk factors, see Part I, Item 1A, Risk Factors and Part II, Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, in Sparton’s Form 10-K for the year ended June 30, 2009, and its other filings with the Securities and Exchange Commission. Sparton undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.